Filed pursuant to Rule 433

Registration Statement No.: 333-189568

THE BANK OF NEW YORK MELLON CORPORATION

$500,000,000 3.250% SENIOR NOTES DUE 2024

SEPTEMBER 4, 2014

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: A1 / A+ / AA- / AAL (STABLE/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: SEPTEMBER 11, 2024

TRADE DATE: SEPTEMBER 4, 2014

SETTLEMENT DATE: SEPTEMBER 11, 2014 (T+5)**

REDEMPTION COMMENCEMENT DATE: AUGUST 11, 2024

COUPON: 3.250% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH MARCH 11 AND SEPTEMBER 11, COMMENCING ON MARCH 11, 2015 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 10 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $500,000,000

ISSUE PRICE: 99.653% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $497,515,000

PRICING BENCHMARK: UST 2.375% DUE AUGUST 15, 2024

BENCHMARK YIELD: 2.441%

SPREAD TO BENCHMARK: +85 BASIS POINTS

RE-OFFER YIELD: 3.291%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HCX5 / US06406HCX52

BOOKRUNNERS:	BNY MELLON CAPITAL MARKETS, LLC
CREDIT SUISSE SECURITIES (USA) LLC
MORGAN STANLEY & CO. LLC
WELLS FARGO SECURITIES, LLC

CO-MANAGERS:	CABRERA CAPITAL MARKETS, LLC
LLOYDS SECURITIES INC.
LOOP CAPITAL MARKETS LLC
MFR SECURITIES, INC.
PNC CAPITAL MARKETS LLC
RBC CAPITAL MARKETS, LLC
U.S. BANCORP INVESTMENTS, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC at 1-800-269-6864, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Morgan Stanley & Co. LLC at 1-866-718-1649 and Wells Fargo Securities, LLC at 1-800-326-5897.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
**	The Book-Runners and Co-Managers expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.